EX-3.3
               AMENDMENT TO THE CERTIFICATE OF INCORPORATION

                   AMENDMENT TO THE CERTIFICATE OF INCORPORATION
                                         OF
                        PLATFORMS INTERNATIONAL CORPORATION
                               An Oklahoma Corporation

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA AUGUST 7, 2000

     The undersigned corporation (the "Corporation"), an Oklahoma corporation, for the purposes of amending the Certificate of Incorporation of the Corporation pursuant to Section 1080 of the Oklahoma General Corporation Act (the "Act") hereby certifies:

     1.  The name of the corporation is Platforms International
Corporation.

     2. The name under which the Corporation was originally incorporated was Flight Dynamics, Inc.

     3. The Certificate of Incorporation of the Corporation was filed with the Oklahoma Secretary of State on December 2, 1992.

     4. An amended and restated Certificate of Incorporation was filed with the Oklahoma Secretary of State on July 16, 1996.

     5. The Amendment to the Certificate of Incorporation effected by this Certificate is to increase the number of shares of common stock and preferred stock that are authorized to be issued and to describe the conversion rights of the preferred stock.

     6. This Amendment to the Certificate of Incorporation was duly adopted in accordance with Section 1080 of the Act after being proposed by the directors and adopted by the shareholders in the manner and by the vote prescribed in Section 1077 of the Act and amends the Certificate of Incorporation.

     Section FIFTH of the Certificate of Incorporation is amended to read in full as follows:

     "The total number of shares of stock of each class which the Corporation shall have authority to issue and the par value of each share of stock is as follows:

                                             No. of
                               Par          Authorized
                  Class        Value           Shares                Total

                  Common       $0.001        150,000,000           $150,000
                  Preferred    $0.001         10,000,000           $ 10,000
                  Totals:                    160,000,000           $160,000

     Each share of preferred stock shall be convertible into two shares of common stock and shall have such other designation, rights and preferences as shall be fixed by the Board of Directors."

     IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by its President and attested by its Secretary this 7th day of August, 2000.

                                   PLATFORMS INTERNATIONAL CORPORATION

                                   By: /s/  Robert D. Perry
                                   Robert D. Perry, President

Attest:


/s/  Forrest Walworth Brown
Forrest Walworth Brown,
Secretary